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KIMBERLY-CLARK CORPORATION                     SCOTT PAPER COMPANY
DALLAS, TEXAS                                  BOCA RATON, FLORIDA

CONTACT: Tina Barry                            CONTACT: Peter Judice
         Kimberly-Clark                                 Burson-Marsteller
         (214) 281-1484                                 (212) 614-4506
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FOR IMMEDIATE RELEASE:

  KIMBERLY-CLARK AND SCOTT PAPER TO MERGE IN TAX-FREE SWAP PRESENTLY VALUED AT
                                  $6.8 BILLION

 CREATING SECOND LARGEST U.S. HOUSEHOLD AND PERSONAL CARE PRODUCTS COMPANY AND
                      WORLD'S LEADING TISSUE MANUFACTURER

     DALLAS and BOCA RATON, July 17, 1995 -- Kimberly-Clark Corporation (KMB) and Scott Paper Company (SPP) today announced they have signed a definitive merger agreement that will create a global consumer products company with $11 billion in revenues. The combined company, which will operate under the Kimberly-Clark name, will be the second largest household and personal care products company in the U.S. and the world's leading tissue manufacturer.

     Under the agreement, Scott shareholders will receive .765 shares of Kimberly-Clark common stock for each share of Scott's common stock, for a total value of $6.8 billion at the closing price on July 14. As a result, the combined company would have a total stock market value of $16.2 billion, with Scott shareholders owning 42 percent and Kimberly-Clark shareholders owning 58 percent.

     The negotiated exchange ratio is based on the relative value of the companies' shares in recent weeks. The companies said the ratio is subject to an upward adjustment of .015 shares, to .780 Kimberly-Clark shares, if the record date for Kimberly-Clark's previously announced spin-off of its tobacco papers business precedes the merger.

     The merger agreement has been unanimously approved by the boards of directors of both companies. Wayne R. Sanders, chairman and chief executive officer of Kimberly-Clark, will hold the same positions in the combined company. Albert J. Dunlap, chairman and chief executive officer of Scott, will serve as an advisor to Kimberly-Clark's board, which will be expanded to 15 members by the addition of three Scott directors.

     The transaction is intended to qualify as a tax-free reorganization and to be accounted for as a pooling of interests. The merger is expected to be completed in late 1995 and is subject to certain conditions, including regulatory clearances and approval by the shareholders of both companies.

     The combined company will offer a diversified product line with such well-known brands as Kleenex, Scott, Cottonelle, Viva, Huggies, Kotex and Depend. The merger will bring together Kimberly-Clark's competitive strengths in facial tissue and industrial wipes with Scott's prowess in consumer bathroom tissue, household towels and away-from-home tissue-based products and systems. Worldwide, the two companies' operations are also highly complementary.

     "Together, the companies will be positioned to achieve strong sales and earnings growth, realize major cost efficiencies and compete even more effectively on a global basis," Mr. Sanders said. "The combination also will significantly strengthen Kimberly-Clark's global distribution channels for personal care products, especially in Europe, and will improve market access for Scott's consumer brands in the U.S. and elsewhere."

     Mr. Dunlap said, "This is an important day for Scott shareholders. The dramatic changes made at Scott in just over a year have improved shareholder value by almost $4.5 billion. This consolidation will further increase shareholder value when we realize the synergies and cost savings we expect. It's a merger of equals that will combine the complementary strengths of two exceptional companies to create an even stronger company that will be a leader in its industry."
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     In addition to creating growth opportunities, the merger is expected to generate immediate cost savings estimated to grow to nearly $400 million annually by the end of 1998. The combined company expects to reduce expenses and increase efficiency by eliminating redundant overhead costs, consolidating workforces and streamlining manufacturing facilities.

     To cover the costs of implementing these plans, the combined company will take a one-time charge in an amount yet to be determined in the quarter the merger is completed. Excluding the charge, Kimberly-Clark expects to meet its stated objective of earnings per share growth of at least 10 percent this year, and Scott expects to post continued strong earnings improvement over 1994.

     To complete the merger, Kimberly-Clark, which currently has 160.4 million shares outstanding, would issue 116.0 million new shares in exchange for Scott's
151.6 million shares currently outstanding. The combined company would then have a total of 276.4 million shares outstanding.

     Scott currently pays a quarterly cash dividend of 10 cents per share. Kimberly-Clark currently pays a quarterly cash dividend of 45 cents per share, which will be the continuing dividend of the combined company.

     Kimberly-Clark, with 1994 consolidated sales of $7.4 billion, is a manufacturer of household, personal care and health care products, as well as newsprint and premium business, correspondence and specialty papers. The company has manufacturing operations in 27 countries and sells its products in more than 150 countries. Its well-known consumer products include Huggies diapers, Huggies Pull-Ups training pants, Pull-Ups GoodNites underpants, Huggies baby wipes, Kleenex facial tissue, Kleenex premium bathroom tissue, Kotex and New Freedom feminine care products, Hi-Dri household towels and Depend and Poise incontinence care products.

     Scott Paper Company, with 1994 revenues from consolidated operations of $3.6 billion, is the world's largest producer of sanitary tissue products. It has operations in 22 countries and sells its consumer and commercial products in 80 countries. Familiar brand names include Scott and Cottonelle bathroom tissue, Scott and Viva towels, Scotties facial tissue, Scott and Viva napkins, plus Baby Fresh and Wash-a-bye Baby baby wipes.